                  EMPLOYMENT AGREEMENT
              (Personal Service Agreement)
                          AND
                  COVENANT NOT TO COMPETE

THIS AGREEMENT is made and entered into this 31st day of March, 1996, by and between CASINOVATIONS INCORPORATED, a Washington corporation (hereinafter referred to as "Employer and/or "Corporation" and/or "Company") and RANDY D. SINES, a resident of Washington, (hereinafter referred to as "Employee" and/or Individual).
	WHEREAS, Corporation is engaged in the rendering of services related to the invention, development, marketing, and manufacturing of gaming and gaming related products, and other related services and areas to come before the Corporation;
	WHEREAS, Corporation desires to employ Employee upon the terms and conditions hereinafter set forth, and Employee desires to accept such employment; and
	WHEREAS, the Employee entered into a Funding Agreement as of January 15, 1996 with various parties (to include Sharps International Limited Partnership) and such Funding Agreement provided Employee enter into this Personal Service Agreement;

Now, Therefore,	IT IS AGREED for valuable consideration, the receipt and
sufficiency of which is hereby acknowledged, as follows:

1.	Purpose and Employment.  The purpose of this agreement is to define the relationship between Corporation as an employer of Employee and Employee as an employee of Corporation. hereby employs Employee and Employee hereby accepts employment by Corporation upon the terms and conditions as set forth herein.

2.	Duties.  Corporation hereby employs, engages, and hires Employee as employee to provide a multitude of services on behalf of Corporation to include but not be limited to the inventing, developing, conceptualizing, marketing, manufacturing, and licensing of gaming and gaming related products and services. Employee may also be an officer and/or a director of Corporation. Employee will carry out the policies and procedures relating to such employment as such policies and procedures are formulated by Corporations shareholders, Board of Directors and Officers. Employee hereby accepts and agrees to such hiring, engagement and employment subject to the general supervision, orders, advice and direction of Corporation. Employee shall perform such duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as that engaged in by Corporation, and shall additionally render such other related and unrelated services and duties as may be reasonably assigned to Employee from time to time by Corporation. Employee agrees that Employee will, at all times, faithfully, industriously and to the best of Employee's ability, experience and talents perform all of the duties which may be reasonably required of and from Employee pursuant to the express and implicit terms of this agreement and to the reasonable satisfaction of Corporation. Such duties shall be rendered in the States of Washington and Nevada and such other place or places as Corporation shall, in good faith, require or as the interests, needs, businesses or opportunities of Corporation shall require. Employee shall furnish the hours Employee, in Employee's sole discretion, deems necessary for the fulfillment of Employee's obligations hereunder and the rendering services on behalf of Corporation in furtherance of its best interests.

3.	Term.  The term of employment under this agreement shall be from
January 15, 1996 and ending at such time as this Agreement is terminated as hereinafter provided.

4.	Compensation.  Except as provided in paragraph B. below, Corporation shall pay to Employee and Employee shall accept from Corporation, in full payment for Employee's services, compensation at the rate of Ten Thousand and no/100 Dollars ('10,000.00) per month for full time employment; or a pro rata share of Ten Thousand and no/100 Dollars ($10,000.00) per month in the event Employee provides services to any other entity(ies), to include Employee's own businesses.

5.	Fringe Benefits.  Employee shall be entitled to participate with all other employees of Corporation in all Employee group fringe benefits which may be authorized and adopted from time to time by the Board of Directors of Corporation.

6.	Working Facilities and Expenses.  Employee is encouraged and expected, from time to time, to incur reasonable expenses for the promotion of the business of Corporation, including expenses for an automobile and transportation, home telephone, maintaining necessary facilities for consultation with Corporation's clients in Employee's home, social and civic membership and participation, entertainment, travel and similar items. Corporation shall solely at the discretion of the Board of Directors, reimburse Employee for any such legitimate, ordinary, customarily and necessary expenses upon documentation by Employee pursuant to the provisions of internal Revenue Code Section 274(d).

7.	Meetings and Seminars.  Employee is encouraged and expected, at such time or times as may be approved by Corporation's Board of Directors, to attend business seminars, meetings and conventions and business education courses and to freely participate in organized business activities.

	The cost of travel, tuition or registration and food and lodging for attending such activities shall be paid by Employee. However, because of unusual circumstances, the Board of Directors of Corporation may determine that the costs of Employee's attendance at business seminars, meetings and conventions should be authorized as an expense of Corporation. Should any such additional expense of attendance be so authorized, Employee shall be reimbursed therefor upon presentation to Corporation of an itemized expense voucher that complies with Corporation policy and Internal Revenue Code requirements for adequate documentation of expenses.

8.	Termination.  This Agreement is for a two (2) year period effective as of January 15, 1996 and is subject to automatic renewals for consecutive two (2) year terms thereafter unless and until Corporation and/or Employee
gives written notice of non-renewal	at least sixty (60) days prior to
expiration of then current term, further subject to earlier termination as provided herein. Except as provided below, in the event of termination, Corporation shall only be obligated to continue to pay Employee the salary due Employee under this agreement up to the termination date. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee's pending work on behalf of Corporation and to the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board of Directors of Corporation. Such termination shall not affect any liability or other obligation which may have accrued prior to such termination, including but not limited to any liability for loss or damage on account of default. Employee shall not be entitled to retain or copy any corporate information or documents in the event of termination and Employee shall remain bound by the other terms and conditions of this Agreement to include paragraphs 14. through 18.

The Corporation may terminate this Agreement for Adequate Cause (defined below) immediately upon giving written notice to the Individual. If terminated for Adequate Cause, the Corporation's compensation obligations shall terminate upon the last day of the employment relationship as specified in the termination notice.

The Corporation may also terminate this Agreement without Adequate Cause, but in such event (other than Disassociation, defined below), the Corporation shall be obligated to pay Employee compensation for a period equal to the longer of six (6) months or the balance of the then current term of this Agreement, at a monthly rate equal to the average monthly compensation paid by the Company to the Employee during the six (6) month period immediately preceding the month in which termination occurs. Notwithstanding the preceding sentence, in the case of a Mandatory Disassociation (defined below), Employee shall be entitled to compensation at the rate determined in accordance with the preceding sentence for a period of six (6) months following the termination. As used herein, the term "Mandatory Disassociation" means a termination of Employee by the Company as a result of any circumstance in which, in the reasonable opinion of counsel to the Corporation and after giving effect to paragraph 19 below, the continuation of this Agreement would render the Corporation unable to obtain any material gaming or other license, franchise, permit or approval required for the Corporation to sell, lease, license and distribute its products and otherwise engage in its business activities.

	As used herein, the term "Adequate Cause" means and includes any of the following:
	a.	Employee's failure or refusal to carry out the reasonable
directions of the Board of Directors of Corporation, provided that the directions are reasonably consistent with the normal duties performed by Employee, which failure or refusal continues for thirty (30 days) after the Employee's receipt or written notice thereof;
	b.	Employee's willful failure or refusal to comply in any
material respect with the reasonable policies and procedures of the Corporation as in effect from time to time, which failure or refusal continues for thirty (30) days after Employee's receipt of written notice thereof;
	c.	Employee's breach of this Agreement, including but not
limited to, his failure, inability, or refusal in any material respect to perform his or her duties in accordance with this Agreement, which breach remains uncured for thirty (30) days after Employee's receipt of written notice of the breach; or
	d. Any deceptive, fraudulent, dishonest or illegal act (or failure to act) or breach of fiduciary duty by the Employee with respect to Corporation or with respect to Sharps International Limited Partnership, a Nevada limited partnership.
	In addition to the Corporation's rights of termination, the Employee may terminate this Agreement voluntarily upon giving at least sixty (60) days prior written notice to Corporation and Employee's compensation shall cease
on termination date.	In addition, after notice of termination has been
given, or prior to such time in the event Employee has decided to terminate
his employment	with Employer but not yet notified Employer, Employee
agrees	that he will not:

	(a).	Make any statement or perform any act intended to advance
an interest of any existing or prospective competitor of Employer in any way that will, or may, injure an interest of Employer in its relationship and dealings with existing or potential customers and clients, or solicit or encourage any other employee of Employer to do any act that is disloyal to Employer, or inconsistent with Employer's interests, or in violation of any provision of this Agreement;
	(b)	Discuss with any other employee the formation or operation
	of any business intended to compete with Employer, or the possible future employment of such other Employee by any such business, if Employee has or expects to acquire a proprietary interest in such business, or is or expects to be made an officer or director of such business;
	(c)	Inform any existing or potential customer of Employer that
Employee intends to resign, or make any statement	or do any act intended
to cause any existing or potential customer of Employer to learn of
Employee's intention to resign, or to terminate his employment, whether voluntarily or involuntarily, without having first given a corporate officer of Employer at least ten (10) days notice, in writing, of such intention, and the names of each representative of an existing or potential customer whom Employer intends to inform or cause to be informed of such intention, and having gained written approval for such contact in advance; and
	(d)	Discuss with an existing or potential customer of Employer,
the present or future availability of services or products by a business, if Employee has or expects to acquire a proprietary interest in such business, or such services or products are competitive with services or products which Employer provides.

On or before the effective date of termination of employment with Employer, Employee shall tender his resignation as an officer and director of that company if he is then serving in that capacity. In addition, in the event Employee gives notice of termination, such notice shall also include his tender of resignation as an officer and director of the Corporation.
	9.	Notices.  Any and all notices required or permitted to be
given under this Agreement shall be sufficient if furnished in writing and sent by registered or certified mail to the last known residence of Employee or to the principal office of Corporation.
	10.	Choice of Law and Venue.  This agreement shall be
interpreted, construed and governed according to the laws of the State of Washington, and venue shall be in Spokane County, State of Washington.
	11.	Captions.  Headings used in this Agreement are solely for
convenience and shall not affect or be used in connection with the interpretation of this Agreement.
	12.	Internal Revenue Code References.  Whenever reference is
made herein to the Internal Revenue Code or any section thereof, such reference shall be construed to mean the Internal Revenue Code of 1986 as amended, or such section thereof as the case may be as heretofore or hereafter amended, supplemented or superseded by subsequent laws of similar effect.
	13.	Amendments.  Except as otherwise provided herein, no
amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.
	14.	Non-Competition.  In consideration of the compensation and
other benefits to be paid to the Employee under this Agreement and other additional valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in view of the unique value to Corporation of the services of Employee and the confidential information obtained by or disclosed to Employee pursuant to the employment relationship embodied herein, for and in additional consideration of One Hundred and no/100 Dollars ($100.00), which is payable within ninety (90) days of termination of employment and additional valuable consideration (such additional consideration acknowledged by Corporation and Employee as including but not limited to Employee's employment and Employee's continued employment), the Employee agrees that, beginning on the data of this agreement and continuing for two (2) years after the date which is the later of (a) the termination of the Employee's employment with the Corporation (including any period of this Employee's continued employment or engagement as an employee or consultant following expiration of the term of this Agreement) (the "Termination Date") he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, member, consultant or partner, or as a stockholder or equity owner of any corporation or any other entity (except that he may own securities constituting less than five percent (5%) of any class of securities of a public company) , or member of any firm or otherwise, (a) engage or attempt to engage, in the Restricted Territory (as hereinafter defined) , in the business (as hereinafter defined) or any other business or activity which is the same as, substantially similar to or directly or indirectly competitive with the business conducted by the corporation at the Employee's termination date,

(b) employ or solicit the employment of any person who is employed by the Corporation at the Employee's termination date or at any time during the six-month period preceding the Employee's termination date, (c) canvass or solicit business in competition with the business conducted by the Corporation immediately prior to the termination date from any person or entity who during the six-month period preceding the termination date shall have been a customer or client of the Corporation, or from any person or entity which the Employee has reason to believe might thereafter become a customer or client of the Corporation as a result of marketing, contacts or other facts and circumstances of which the Employee is aware, (d) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or (e) disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation and any supplier who during the six-month period preceding the termination date shall have supplied components, materials or services to the Corporation. For purposes of this Agreement, the term Restricted Territory shall mean anywhere in the world. Business is defined as the inventing, developing, marketing, sales, and manufacture of gaming and gaming related products and services and any other lawful business activity engaged in by the Corporation on the termination date.
	Notwithstanding the foregoing, the restrictions imposed by this
Section 14. or Sections 15. through 17. hereof shall not in any manner be construed to prohibit, directly or indirectly, the Employee from serving as an employee of the Corporation in accordance with the terms and conditions of this Agreement.
	15.	Confidential Information.  Employee shall take all
reasonable precautions to safeguard the confidential nature of all confidential information of or belonging to the Corporation and its Affiliates and shall take any other precautions with respect thereto which the Corporations in its sole discretion, may reasonably request. For purposes of this Agreement, "confidential information" shall mean all information pertaining to the business and operations of the Corporation and its Affiliates which is not generally available to the public and which the Corporation desires to keep confidential, including, but not limited to, trade secrets, proprietary rights and information, technology, concepts, inventions, ideas, financial information, developments, information as to customers and customer lists, sales and marketing information, information as to suppliers, manufacturing, production and pricing information, information as to business methods, practices and strategies, and all documents, electronic records and other tangible items relating to or containing any such information.
	16.	Personal Property.  The Employee agrees that the
Corporation shall own all right, title, and interest in and to all developments and confidential information the Employee receives, invents, conceives, or develops, either alone or with others, during the term of his employment hereunder. Without limiting the generality of the foregoing, all notes, notebooks, memoranda, working papers, graphs, charts, pictures, data, drawing, documents and all other items containing or relating in any way to confidential information made, compiled or obtained by the Employee, and all copies thereat, together with all rights associated with ownership of such items (such as copyright, patent, trade secret and other proprietary rights) shall become the property of the Corporation when so made, compiled or obtained, whether or not delivered to the Corporation, and shall be held by the Employee in trust for the Corporation and shall be delivered to the Corporation upon request and, in any event, upon termination of the Employee's employment hereunder.
	17.	Developments.
	(a)	The Employee agrees to immediately communicate to the Board
of Directors of the Corporation or to such other individual the Board of Directors may designate, a full and complete disclosure of each Development (as defined in subsection (e) below) conceived, made, or otherwise developed by the Employee prior to December 31, 1992 during the term of his employment hereunder and during the two (2) year covenant period per paragraph 14., whether solely or jointly with others, and whether or not while actually engaged in performing work for the Corporation.
	(b)	The Employee agrees to assign and transfer to the
Corporation, without any separate remuneration or compensation, his entire right, title and interest in and to all Developments and any United States and foreign patent, copyright and any other proprietary rights in and respect to all such Developments, conceived, made or otherwise developed by the Employee after December 31, 1992 and during the term of his employment hereunder, whether a full or partial interest, and whether or not while engaged in performing work for the Corporation. The Employee understands and agrees that the Corporation will determine, in its sole and absolute discretion, whether an application for a copyright, patent or other proprietary right registration will be filed on the Employee's Development and whether any such application will be abandoned prior to issuance of a patent, copyright or other proprietary right registration.

	(c)	The Employee shall take such action including, but not
limited to, execution, acknowledgment, delivery and assistance in preparation of documentation as may reasonably be requested by the Corporation for the Implementation or continuing performance of subsection 17. (b) of this Agreement. Without limiting the generality of the foregoing, the Employee shall execute, acknowledge, deliver and assist in preparing such instrument of conveyance, patent or copyright application, or assignment or further assurance as the Corporation may reasonably request, to evidence, transfer, vest and confirm the right, title and interest transferred or granted or to be transferred or granted to the Corporation under subsection 17. (b) of this Agreement. The Employee shall not contest the validity of any patent, copyright or other proprietary right, either United States or foreign, which is transferred, conveyed, granted, vested or otherwise assured to the Corporation for concepts or inventions conceived or invented after December 31, 1992, or while an Employee, to which the Employee made any contribution or in which the Employee participated in any way, and shall not assist any other party in any way to contest the validity of such patent, copyright, or proprietary right.
	(d)	The Employee has prepared and attached hereto as Exhibit
"A", a list of all inventions, developments, patent applications and patents that were made, developed, conceived or first reduced to practice by the Employee prior to December 31, 1992 and the commencement of the term of his employment hereunder that are subject to prior agreements or that the Employee desires to exclude from this Agreement. If no such list is attached, the Employee represents and warrants that there are no such inventions, developments, patent applications or patents.
	(e)	"Developments" means (1) any invention, discovery, concept
or idea, whether or not patentable; (2) any writing, drawing, design or other creative expression, whether or not copyright or trademark applications are filed thereon; (3) any computer program, discovery, idea, device, process, design, development, improvement, conception, concept, application, technique or know-how; or (4) any other invention, whether patentable or copyrightable, and whether or not reduced to practice, and, with respect to all of items (1) through (4) of this subsection (e) , that is (a) within the scope of the Corporation's business, research or investigation; (b) results from or is suggested by any work performed by the Employee for Corporation and related to the business of the Employee's employment with the Corporation or under the Employee's direction, whether or not it is made or discovered, conceived, made or discovered during normal working hours or on the premises of the Corporation; or (c) results from the use of the Corporation's facilities, equipment, property, or other assets. Developments shall include, but not be limited to articles, processes, methods, formulas, systems, computer source codes and techniques as well as improvements thereof and know-how related thereto. All developments are the property of the Corporation with the exception of the "Literary Rights" as defined in Section 19.
	18.	Equitable Remedies.  The Employee represents and warrants
that he has had an opportunity to consult with his attorney regarding this Agreement, has thoroughly and completely reviewed Agreement with his attorney, and fully understands the hereof. Furthermore, the Employee (a) acknowledges that a remedy at law for his failure to comply with Sections 14., 15.,16 and 17 of this Agreement may be inadequate; and (b) consents to the Corporation obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to any remedy to which the Corporation is entitled under applicable law (including, but not limited to, monetary damages). The Parties acknowledge that Douglas J. Brajcich, P.C. is attorney only for the Corporation and not for Employee and Employee has been advised to consult independent legal counsel and has had sufficient time to do so.
	19.	Transfers.  Employee hereby transfers to the Corporation,
without additional compensation, royalty or other consideration, full ownership of any inventions, ideas, or other intellectual property (other than the Literary Rights) heretofore developed by the Employee and/or Sines-Forte, a Nevada partnership, or hereafter developed by Employee while employed or retained by the Corporation that (a) relate to the present or future business of the Corporation or (b) are developed on the Corporation's premises or using the facilities, property or the assets of the Corporation.
	The transfers herein shall not be deemed to restrict the ability of Employee to write or develop articles, books, movie scripts, motion pictures, sound recordings or other literary works about the Inventions transferred to Corporation by Employee and future Corporation Inventions or the story behind the development thereof, including any copyrights therein (collectively the "Literary Rights") ; provided, however, exercise of such rights shall not involve disclosure of confidential information of Corporation which may have commercial value to the business of Corporation or its successors.
	The Employee agrees to timely take all actions and execute all documents to transfer all right, title, and interest to Corporation in all gaming and other inventions, licenses, developments, franchises, permits and approvals required for the Company to sell, lease, license and distribute its products and otherwise engage in its business activities.
	20.	Restrictions.  In the event any provision of Paragraphs 14
and 15 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas as such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
	21.	Burden and Benefit.  This agreement shall be binding upon
and inure to the benefit of Employee and Corporation and their respective successors, heirs, and assigns.

	22.	Survival of Covenants.  The covenants and provisions of
this Agreement shall survive the termination of the employment relationship embodied herein.
	23.	Schedules and Exhibits.  All schedules and exhibits
attached to this Agreement shall be deemed part of this Agreement and incorporated herein where applicable, as if fully set forth herein.
	24.	Interpretation.  This Agreement is the product of
negotiation and amendment, and shall not be interpreted particularly for or against either party because that party's legal representative drafted this Agreement or a portion of it.
	25.	Timely Compensation.  In the event the compensation due
Employee by Employer is not timely made, Employee shall be entitled to interest, along with all Employee's other rights and remedies available, at the rate of nine and one-half percent (9 1/2%) per annum.
	26.	Funding Agreement.  Incorporated by reference as Exhibit
"B" is a Funding Agreement dated January 15, 1996 by and among Richard S. Huson, an individual, Sharps International Limited Partnership, Nevada limited partnership, Randy D. Sines, an individual, Cheryl L. Forte an individual, Sines-Forte Partnership, a Nevada general partnership, and Steven
L. Forte, an individual. Said Exhibit "B" sets forth terms and conditions not otherwise provided for in this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

"CORPORATION"
CASINOVATIONS INCORPORATED
a Washington corporation
By:  Randy D. Sines, President

"EMPLOYEE"
By:  Randy D. Sines

              AMENDMENT
                 TO
           EMPLOYMENT AGREEMENT
       (Personal Service Agreement)
                 AND
         COVENANT NOT TO COMPETE

This is an Amendment to the Employment Agreement and Covenant Not To Compete dated March 1, 1996 by and between CASINOVATIONS INCORPORATED, a
Washington
Corporation and RANDY D. SINES ("Employee").
	FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement as follows:
	1.	The Employment Agreement and Covenant not to Compete dated
March 31, 1996 remains in full force and effect as originally agreed to
except as provided below.	The attached pages 1, 4, 5, 6, 8, 9, 10, 11, 14,
15 and Exhibit "A" are changes and replacements to the respective pages of the Employment Agreement and are incorporated into the original Agreement as part of the Agreement.

DATED this       day of June, 1996.
"CORPORATION"

CASINOVATIONS INCORPORATED
 a Washington Corporation
By:  Randy D. Sines, President

"EMPLOYEE"
By:  Randy D. Sines